ENERGY CONVERSION DEVICES, INC.

EXECUTIVE SEVERANCE PLAN

Effective July 24, 2007

(As amended through September 30, 2008)

TABLE OF CONTENTS

Section 1.	Introduction	1
1.1.	Purpose.	1
1.2.	Effective Date.	1
Section 2.	Definitions and Construction	2
2.1.	Definitions.	2
2.2.	Gender and Number.	3
2.3.	Section 409A	3
Section 3.	Participation by Eligible Executives	4
3.1.	Generally.	4
3.2.	Participation Agreement Required.	4
Section 4.	Severance Benefits	5
4.1.	Basic Severance Benefits.	5
4.2.	Medical and Dental Benefits.	7
4.3.	Equity Awards	7
4.4.	Outplacement Services	8
4.5.	Gross-Up Payment/Reduction of Benefits	8
4.6.	Qualifying Termination.	10
Section 5.	Covenants	12
5.1.	Generally.	12
5.2.	Noncompetition.	12
5.3.	Interference with Business Relations.	12
5.4.	Proprietary and Confidential Information.	13
5.5.	Nondisparagement	13
5.6.	Cooperation	13
5.7.	Recoupment	14
Section 6.	Release	15
6.1.	Generally.	15
6.2.	Time Limit for Providing Release.	15
Section 7.	Nature of Participant’s Interest in the Plan	16
7.1.	No Right to Assets.	16
7.2.	No Right to Transfer Interest.	16
7.3.	No Employment Rights.	16
7.4.	Withholding and Tax Liabilities.	16

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Section 8.	Administration, Interpretation, and Modification of Plan	17
8.1.	Plan Administrator.	17
8.2.	Powers of the Administrator.	17
8.3.	Finality of Committee Determinations.	17
8.4.	Incapacity.	17
8.5.	Amendment, Suspension, and Termination.	17
8.6.	Power to Delegate Authority.	18
8.7.	Headings.	18
8.8.	Severability.	18
8.9.	Governing Law.	18
8.10.	Complete Statement of Plan.	18
Section 9.	Claims and Appeals	19
9.1.	Application of Claims and Appeals Procedures.	19
9.2.	Initial Claims.	19
9.3.	Appeals.	20
9.4.	Other Rules and Rights Regarding Claims and Appeals.	21
9.5.	Interpretation.	21

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SECTION 1.      INTRODUCTION

1.1.	Purpose.

The purpose of the Plan is to ensure that the Company will have the continued dedication of key executives of the Company by providing severance protection to selected individuals. The Plan is an unfunded welfare plan maintained primarily for the purpose of providing severance benefits to a select group of management and key management employees.

1.2.	Effective Date.

The Plan is effective as of July 24, 2007. This restatement includes amendments through September 30, 2008. However, no amendment to the Plan made after July 24, 2007, and before July 28, 2008, is effective with respect to an individual who is a Participant before July 28, 2008, unless such Participant consents to such amendment.

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SECTION 2.      DEFINITIONS AND CONSTRUCTION

2.1.	Definitions.

When used in capitalized form in the Plan, the following words and phrases have the following meanings, unless the context clearly indicates that a different meaning is intended:

(a)	“Across the Board Change”means any change affecting more than fifty percent (50%) of the Company’s employees.
(b)	“Administrative Committee” means the Compensation Committee or such other Committee or person as the Board of Directors designates.
(c)	“Board of Directors” means the Board of Directors of the Company.
(d)	“Cause” has the meaning provided in Section 4.6(c).
(e)	“CEO” means the Chief Executive Officer of the Company.
(f)	“Change in Control” means a Change in Control of the Company as defined in the Energy Conversion Devices, Inc. 2006 Stock Incentive Plan.
(g)	“Code” means the Internal Revenue Code of 1986, as amended.
(h)

“Company” means Energy Conversion Devices, Inc., and any successor to Energy Conversion Devices, Inc. Employment with the Company includes employment with any corporation, partnership, or other organization that would, if applicable, be aggregated with the Company under sections 414(b) and (c) of the Code.

(i)	“Compensation Committee” means the Compensation Committee of the Board of Directors.
(j)	“Effective Date” means July 24, 2007.
(k)	“Eligible Executive” means an employee of the Company who is designated by the Administrative Committee, in its discretion, to be eligible to participate in the Plan.
(l)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(m)	“Excise Tax” has the meaning provided in Section 4.5.
(n)	“Good Reason” has the meaning provided in Section 4.6(b).
(o)	“Gross-Up Payment” has the meaning provided in Section 4.5.

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(p)	“Participant” means an Eligible Executive who is eligible to participate in the Plan under Section 2.
(q)	“Participation Agreement” has the meaning provided in Section 3.2.
(r)	“Plan” means the Energy Conversion Devices, Inc. Executive Severance Plan as set forth in this document.
(s)	“Qualifying Termination” has the meaning provided in Section 4.6
(t)	“Section” means a section of this Plan and any subsections of that section.
(u)	“Section 409A”means section 409A of the Code.
(v)	“Severance Benefit” has the meaning provided in Section 4.1.
(w)	“Severance Coverage Period”is, with respect to a Participant, the period of severance specified in the Participant’s Participation Agreement.

2.2.	Gender and Number.

Words used in the masculine gender in the Plan are intended to include the feminine and neuter genders, where appropriate. Words used in the singular form in the Plan are intended to include the plural form, where appropriate, and vice versa.

2.3.	Section 409A

Payments under the Plan are intended to be exempt from, or comply with, Section 409A, and the Plan will be interpreted to achieve this result. However, in no event is the Company responsible for any tax or penalty owed by a Participant with respect to the payments under this Plan, except as provided in Section 4.5 (relating to Gross-Up Payments).

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SECTION 3.      PARTICIPATION BY ELIGIBLE EXECUTIVES

3.1.	Generally.

An employee of the Company becomes eligible to participate in the Plan upon the later of (a) the date on which the Administrative Committee designates the employee as an Eligible Executive and (b) the date on which the Company and the employee execute a Participation Agreement in accordance with Section 3.2.

3.2.	Participation Agreement Required.

No employee will be eligible to receive a benefit under this Plan unless the employee and the Company execute a Participation Agreement containing such terms as shall be determined by the Administrative Committee. The executed Participation Agreement will constitute an agreement between the Company and the employee that binds both of them to the terms of the Plan and will bind their heirs, executors, administrators, successors, and assigns, both present and future.

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SECTION 4.      SEVERANCE BENEFITS

4.1.	Basic Severance Benefits.

A Participant who has a Qualifying Termination is entitled to a Severance Benefit in the amount described in subsection (a), which is paid in the time and form specified in subsection (b), and is conditioned upon the Participant’s timely execution of a release as provided in Section 6.

(a)	Amount. The Participant’s Severance Benefit will include the Participant’s base salary and bonus award as follows—

(1)       Base Salary. The Participant’s Severance Benefit includes the Participant’s base salary (at the rate in effect immediately prior to the Participant’s Qualifying Termination, or if greater, the rate in effect at any time within 180 days prior to the Participant’s Qualifying Termination) for the Participant’s Severance Coverage Period.

(2)       Bonus Award. If the threshold is satisfied for bonus eligibility under the Company’s annual cash incentive plan for the Company’s fiscal year in which the Qualifying Termination occurs, the Participant’s Severance Benefit will include the following bonus award—

(A)       a pro-rata portion of the target incentive under the Company’s annual cash incentive plan for the measurement period during which the Qualifying Termination occurs, which is equal to the target incentive for the period multiplied by a fraction, the numerator of which is the number of complete calendar months that elapsed from the beginning of the incentive measurement period until the Participant’s Qualifying Termination, and the denominator of which is the total number of complete calendar months in the incentive measurement period; and

(B)       an amount equal to the target incentive for the measurement period in which the Qualifying Termination occurs multiplied by a fraction, the numerator of which is the number of complete calendar months in the Severance Coverage Period, and the denominator of which is the total number of complete calendar months in the incentive measurement period.

(b)	Time and Form of Payment. If a Participant is entitled to a Severance Benefit, the Severance Benefit will be paid as follows—
(1)

In General. Except as otherwise provided in paragraph (2) or (3), below, (A) the base salary portion of a Participant’s Severance Benefit will be paid during the Severance Coverage Period according to the Company’s usual payroll practices, except that payments otherwise to be made before 60th day following the Participant’s Qualifying Termination date will be paid on the 60th day following the Participant’s Qualifying Termination date, and (B) the bonus award portion of the Participant’s Severance Benefit will be paid after the end of the Company’s fiscal year in which the

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Qualifying Termination occurs and on or before December 31 following the end of such fiscal year.

(2)

Qualifying Termination Following a Change in Control. If the Participant’s Qualifying Termination occurs in anticipation of, or within one year after, a Change in Control, and subject to paragraph (3), below, the entire Severance Benefit will be paid in the form of a lump sum on the 60th day following the Participant’s Qualifying Termination date.

(3)	Time of Payment under Section 409A. To comply with Section 409A—
(A)

The portion of the Severance Benefit that is not subject to Section 409A is a separate payment, for purposes of Section 409A, from the portion of the Severance Benefit, if any, that is subject to Section 409A. For the avoidance of doubt, Section 409A does not cover the portion of the Severance Benefit equal to (i) the first two and one-half months of base salary, plus (ii) if the Participant’s Severance Benefit is paid solely on account of an “involuntary separation from service” under Treas. Reg. section 1.409A-1(n), the remaining portion of the Severance Benefit up to the lesser of two times the Participant’s annualized compensation (as determined under Section 409A) or two times the Code section 401(a)(17) limit for the year of the Participant’s separation from service. The amount in clause (ii) in the previous sentence is limited to payments that must be paid by December 31 of the second calendar year following the calendar year of the Participant’s separation from service.

(B)	Any payment under the Plan that is subject to Section 409A and that is contingent on a termination of employment is contingent on a “separation from service” within the meaning of Section 409A.
(C)

If, upon separation from service, the Participant is a “specified employee” within the meaning of Section 409A, any payment under the Plan that is subject to Section 409A and would otherwise be paid within six months after the Participant’s separation from service will instead be paid in the seventh month following the Participant’s separation from service.

(D)

If any portion of the Severance Benefit is subject to Section 409A, the time of payment with respect to that portion of the Severance Benefit will be determined without regard to paragraph (2) unless the Change in Control constitutes a “change in control” as defined under Section 409A and the separation from service occurs no later than two years after the Change in Control.

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4.2.	Medical and Dental Benefits.

If the Participant has a Qualifying Termination and timely executes a release as provided in Section 6, the Company will provide the Participant with medical and dental benefits as follows—

(a)

Amount. During the Severance Coverage Period (but not for more than 18 months), the Company will pay a portion of the Participant’s premiums for medical and dental coverage under COBRA (and, if the Severance Coverage Period extends beyond the COBRA period, any medical and dental coverage obtained by the Participant after the COBRA period) equal to the portion of medical and dental benefit premiums (if any) that the Company would have paid with respect to the Participant had the Participant continued employment with the Company in the same position held by the Participant at the time of his or her Qualifying Termination. Notwithstanding the previous sentence, the Company reserves the right to modify, amend, or terminate at any time any Company benefit plan to the extent permitted under the terms of the plan and applicable law.

(b)

Time of Payment. Each month’s premium will be paid in the month it is due, except that payments may be delayed pending the Participant’s execution of a release in accordance with Section 6. For purposes of Section 409A, payments under this Section made within the COBRA coverage period are separate from payments, if any, made later.

4.3.	Equity Awards

If the Participant has a Qualifying Termination and timely executes a release as provided in Section 6, the Participant’s awards, if any, under the Energy Conversion Devices, Inc. 2006 Stock Incentive Plan (or its successor or its predecessor) (the “Stock Incentive Plan”) will be treated as follows, subject to the terms of the Stock Incentive Plan:

(a)

Stock Options and Stock Appreciation Rights. Each of the Participant’s stock options and stock appreciation rights that is outstanding on the date of the Participant’s Qualifying Termination shall be vested and, unless otherwise provided in the applicable award agreement, be exercisable until the six month anniversary of the Participant’s Qualifying Termination (but no later than the earlier of the 10th anniversary of the date the award was granted or the expiration date of the award as specified in the award agreement).

(b)

Restricted Stock Awards. The restrictions shall lapse, and the award shall be fully vested, with respect to each of the Participant’s Restricted Stock Awards (as defined in the Stock Incentive Plan) that is outstanding on the date of the Participant’s Qualifying Termination.

(c)

Non-Performance-Based Restricted Stock Unit Awards. Each of the Participant’s Restricted Stock Unit Awards (as defined in the Stock Incentive Plan) that are not based on performance measures and that are outstanding on the date of the Participant’s Qualifying Termination shall vest on the date of the Participant’s Qualifying Termination. Such awards shall be paid within 90 days after the

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Participant’s “separation from service” (within the meaning of Section 409A), except that. if, upon separation from service, the Participant is a “specified employee” within the meaning of Section 409A, payment will instead be made in the seventh month following the Participant’s separation from service.

(d)

Performance-Based Restricted Stock Unit Awards. A pro-rated portion of each of the Participant’s Restricted Stock Units that are based on performance measures and that are outstanding on the date of the Participant’s Qualifying Termination shall be paid at the same time the award would have been paid if the Participant had not incurred a Qualifying Termination (subject to any provision of the award agreement that applies on account of a change in control, as determined under such agreement). Such prorated portion shall equal the total amount that would have been paid absent the Participant’s Qualifying Termination (if any) multiplied by a fraction, the numerator of which is the total number of full calendar months during the performance period that ended on or before the Participant’s Qualifying Termination, and the denominator of which is the total number of full calendar months in the performance period.

4.4.	Outplacement Services

If the Participant has a Qualifying Termination and timely executes a release as provided in Section 6, the Company will provide the Participant with reasonable outplacement services during the Severance Coverage Period, but in no event later than the end of the 18th complete calendar month after a Qualifying Termination.

4.5.	Gross-Up Payment/Reduction of Benefits

Under some circumstances, payments by a company to certain individuals that are considered to be contingent upon a change in control are subject to a 20% excise tax under section 4999 of the Code (the “Excise Tax”). The Excise Tax could apply to payments under this Plan if the payments are considered to be contingent upon a change in control, and the payments, combined with all other change in control payments, exceed three times the Participant’s average pay, all as determined under the Code. If the Excise Tax applies to payments under this Plan, the Company will pay such Excise Tax as described below.

(a)

Eligibility for Gross-Up. If any payment to a Participant made under this Plan is subject to the Excise Tax, the Participant will be eligible for a Gross-Up Payment in the amount described in subsection (c), paid at the time specified in subsection (d), except as provided in subsection (b).

(b)

Reduction of Benefits. Notwithstanding subsection (a), a Participant will not be entitled to receive a Gross-Up Payment under this Section if the aggregate present value of the Participant’s “parachute payments” is less than or equal to 310% of his or her “base amount” (as determined under section 280G of the Code). In such an event, the Participant’s benefits under this Plan will be reduced (first by reducing the bonus portion of the Severance Benefit, then by reducing the base salary portion, from latest payments to earliest payments, of the Severance Benefit, and then by reducing other payments under the Plan) by

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the smallest amount necessary to ensure that the benefits paid under the Plan are not subject to the Excise Tax.

(c)	Amount. If a Participant is entitled to a Gross-Up Payment, the amount of such payment will be determined as follows—
(1)

Generally. The amount of the Gross-Up Payment will equal an amount such that, after payment by the Participant of all taxes (including any interest or penalties imposed with respect to such taxes) with respect to the Gross-Up Payment, including any Excise Tax imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the payments made under the Plan. A nationally recognized firm of certified public accountants (the "Accounting Firm") selected by the Company will determine whether the payments under the Plan will result in an excess parachute payment that is subject to the Excise Tax. If the Accounting Firm determines that no payment under the Plan will be subject to the Excise Tax, it will, at the same time as it makes such determination, furnish the Participant with an opinion that he or she has substantial authority not to report any Excise Tax on his/her federal, state, local income or other tax return. If it is later determined pursuant to paragraph (4) that the payments under the Plan are subject to the Excise Tax, the Gross-Up Payment will include any penalties and interest that are imposed or become due as a result of the Accounting Firm’s initial determination that the Company’s Payments were not subject to the Excise Tax.

(2)

Tax Rates. For purposes of determining the amount of the Gross-Up Payment, the Participant will be deemed to pay (A) federal income taxes at the highest marginal rates of federal income taxation applicable to individuals in the calendar year in which the Gross-Up Payment is to be made and (B) state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of the Participant’s residence in the calendar year in which the Gross-Up Payment is to be made, net the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.

(3)

Adjustments to Gross-Up Payments. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or written opinion of counsel that the Excise Tax is less than the amount previously taken into account hereunder, the Participant will repay the Company, within 30 days of his or her receipt of notice of such final determination or opinion, the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax imposed on the Gross-Up Payment being repaid by the Participant if such repayment results in a reduction in Excise Tax) plus any interest received by the Participant on the amount of such repayment, provided that if any such amount has been paid by the

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Participant as an Excise Tax or other tax, he or she will cooperate with the Company in seeking a refund of any tax overpayments, and he or she will not be required to make repayments to the Company until the overpaid taxes and interest thereon are refunded to him or her.

(4)

Additional Gross-Up Payment. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the written opinion of counsel that the Excise Tax exceeds the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company will make an additional Gross-Up Payment in respect of such excess (including any tax penalties imposed or interest due because of the underpayment) 30 days after the Company’s receipt of notice of such final determination or opinion; provided that the Participant notifies the Company of the potential underpayment within 30 days of the Participant’s initial receipt from the Internal Revenue Service of a dispute or inquiry regarding the amount of the Excise Tax.

(d)	Time and Form of Payment.
(1)	Generally.
(A)

Except as provided in paragraph (C), if the Company determines that an Excise Tax will be imposed upon a Participant, the Gross-Up Payment will be paid (to the extent not required to be withheld) in a lump sum on the fifth day before the due date of the Excise Tax.

(B)

Except as provided in paragraph (C), if the Accounting Firm initially determines that an Excise Tax will not be imposed upon any payment under the Plan and an Excise Tax is subsequently imposed on a payment under the Plan pursuant to Section 4.5(c)(4), the Gross-Up Payment will be paid in a lump sum on the 60th day after the Participant’s initial receipt of notice of such final determination or opinion; provided that no Gross-Up Payment will be paid under this paragraph (B) if the Participant does not notify the Company of the potential underpayment within 30 days of the Participant’s initial receipt from the Internal Revenue Service of a dispute or inquiry regarding the amount of the Excise Tax.

(C)

Notwithstanding subparagraphs (A) and (B), the Gross-Up Payment will neither be paid (i) later than the end of the Participant’s taxable year next following the Participant’s taxable year in which the related taxes are remitted to the taxing authority, nor (ii) earlier than the date that is six months after the Participant’s separation from service, if the Participant is a “specified employee” upon separation from service (as determined under Section 409A).

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4.6.	Qualifying Termination.
(a)	A Participant has a Qualifying Termination if his or her employment with the Company is terminated—
(1)	for Good Reason; or
(2)	involuntarily by the Company for any reason other than for Cause.
(b)	Good Reason.

(1)       Definition. “Good Reason” means, without the consent of the Participant, (A) any material diminution in the Participant’s base pay; (B) any material diminution in the Participant’s authority, duties or responsibilities; or (C) a material change in the Participant’s office location (which, for this purpose, means a change of more than 50 miles). However, “Good Reason” does not include such material diminution if the material diminution is the result of an Across the Board Change, unless the Participant’s Qualifying Termination occurs within one year before, or within one year after, a Change in Control. For the avoidance of doubt, “Good Reason” does not occur solely because the Company ceases to be publicly traded.

(2)       Notice and Cure Period. A Participant does not terminate for Good Reason unless (A) the Participant gives the Administrative Committeewrittennotice within 90 days of the initial existence of the condition on which Good Reason is based, (B) the Company does not cure the condition within 30 days of receiving such notice, and (C) the Participant terminates within one year following the initial existence of the condition.

(c)

Cause. “Cause” means, as determined by the Administrative Committee in its discretion, fraud, embezzlement, conviction of a felony, a material violation of the Company’s code of conduct, a willful and continual failure after notice to substantially perform his duties (other than failure resulting from the Participant’s incapacity due to physical or mental illness), or any other breach of duty by the Participant resulting in material harm to the Company.

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SECTION 5.      COVENANTS

5.1.	Generally.

In consideration for the benefits provided under the Plan, each Participant will agree to the covenants set forth in this Section 5.

5.2.	Noncompetition.
(a)

Prohibited Conduct.During the period of a Participant’s employment with the Company, and for the Participant’s Severance Coverage Period, the Participant will not, without the prior written consent of the CEO (or if the Participant is the CEO, without prior written consent of the Board of Directors)—

(1)	personally engage in Competitive Activities (as defined below); or

(2)       work for, own, manage, operate, control, or participate in the ownership, management, operation, or control of, or provide consulting or advisory services to, any individual, partnership, firm, corporation, or institution engaged in Competitive Activities, or any company or person affiliated with such person or entity engaged in Competitive Activities; provided that Participant’s mere purchase or holding, for investment purposes, of securities of a publicly-traded company will not constitute “ownership” or “participation in ownership” for purposes of this paragraph so long as Participant’s equity interest in any such company is less than 5% of its outstanding shares.

(b)

Competitive Activities.“Competitive Activities” means business activities, for employees classified as above E5 anywhere in the world and for employees classified as E5 and E4 anywhere in North America, which, in whole or in part, are in competition with the Company and its divisions, subsidiaries, affiliates and joint ventures as of the date that employment with the Company terminates. If the scope of the obligations contained in this Section 5.2 is determined to exceed that which may be enforceable under applicable law, the scope of these obligations will be reformed to provide for enforcement to the maximum extent permitted under applicable law. The Participant will bear the burden of proving the scope of the maximum enforceable obligations under applicable law and that the activities in which he or she has engaged do not exceed such maximum enforceable obligations.

5.3.	Interference with Business Relations.

During the period of the Participant’s employment with the Company, and for the Participant’s Severance Coverage Period, Participant will not, without the prior written consent of the CEO (or if the Participant is the CEO, without prior written consent of the Board of Directors)—

(a)	recruit or solicit any employee of the Company for employment or for retention as a consultant or service provider;

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(b)

hire or participate (with another company or third party) in the process of hiring (other than for the Company) any person who is then an employee of the Company, or provide names or other information about Company employees to any person or business (other than the Company) under circumstances that could lead to the use of that information for purposes of recruiting or hiring;

(c)	interfere with the relationship of the Company with any of its employees, agents, or representatives;
(d)

solicit or induce, or in any manner attempt to solicit or induce, any client, customer, or prospect of the Company (1) to cease being, or not to become, a customer of the Company or (2) to divert any business of such customer or prospect from the Company; or

(e)

otherwise interfere with, disrupt, or attempt to interfere with or disrupt, the relationship, contractual or otherwise, between the Company and any of its customers, clients, prospects, suppliers, consultants, or employees.

5.4.	Proprietary and Confidential Information.

The Participant will at all times preserve the confidentiality of all proprietary information and trade secrets of the Company, except to the extent that disclosure of such information is legally required. “Proprietary information” means information that has not been disclosed to the public and that is treated as confidential within the business of the Company, such as strategic or tactical business plans; undisclosed financial data; ideas, processes, methods, techniques, systems, patented or copyrighted information, models, devices, programs, computer software, or related information; documents relating to regulatory matters and correspondence with governmental entities; undisclosed information concerning any past, pending, or threatened legal dispute; pricing and cost data; reports and analyses of business prospects; business transactions that are contemplated or planned; research data; personnel information and data; identities of users and purchasers of the Company’s products or services; and other confidential matters pertaining to or known by the Company, including confidential information of a third party that Participant knows or should know the Company is bound to protect.

5.5.	Nondisparagement

The Participant will at no time make any derogatory, misleading or otherwise negative statement about the actions, performance or behavior of the Company or its officers, directors, employees and agents.

5.6.	Cooperation

The Participant will cooperate with the Company in order to ensure an orderly transfer of his or her duties and responsibilities. In addition, the Participant will at all times, both before and after termination of employment, (a) provide reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) that relates to events occurring during the Participant’s employment hereunder, provided that such cooperation does not materially interfere with the Executive’s then current employment, and (b) cooperate with the Company in executing and delivering

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documents requested by the Company, and taking any other actions, that are necessary or requested by the Company to assist the Company in patenting, copyrighting, or registering any programs, ideas, inventions, discoveries, patented or copyrighted material, or trademarks, and to vest title thereto in the Company.

5.7.	Recoupment

If the Participant breaches any of the covenants set forth in this Section 5, the Company will have no further obligation to pay to the Participant any benefit under the Plan, and the Participant will be obligated to repay to the Company all benefits previously paid to, or on behalf of, the Participant under the Plan.

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SECTION 6.      RELEASE

6.1.	Generally.

A Participant will not be entitled to any benefits under this Plan unless, at the time of the Participant’s Qualifying Termination, he or she executes and does not subsequently revoke a release satisfactory to the Company releasing the Company, its affiliates, subsidiaries, shareholders, directors, officers, employees, representatives, and agents and their successors and assigns from any and all employment-related claims the Participant or his or her successors and beneficiaries might then have against them (excluding any claims the Participant might then have under this Plan or any employee benefit plan sponsored by the Company). The release will be substantially in the form that is attached as Exhibit A to the Plan.

6.2.	Time Limit for Providing Release.

A Participant will execute and submit the release to the Company within 30 days after the date of the Participant’s Qualifying Termination. However, if the Participant has a Qualifying Termination in connection with an exit incentive or other employment termination program offered to a group or class of employees, the Participant will have 50 days after the Participant terminates employment to execute and submit the release to the Company.

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SECTION 7.      NATURE OF PARTICIPANT'S INTEREST IN THE PLAN

7.1.	No Right to Assets.

Participation in the Plan does not create, in favor of any Participant, any right or lien in or against any asset of the Company. Nothing contained in the Plan, and no action taken under its provisions, will create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and a Participant or any other person. The Company’s promise to pay benefits under the Plan will at all times remain unfunded as to each Participant, whose rights under the Plan are limited to those of a general and unsecured creditor of the Company.

7.2.	No Right to Transfer Interest.

Rights to benefits payable under the Plan are not subject in any manner to alienation, sale, transfer, assignment, pledge, or encumbrance. However, the Administrative Committee may recognize the right of an alternate payee named in a domestic relations order to receive all or part of a Participant’s benefits under the Plan, but only if (a) the domestic relations order would be a “qualified domestic relations order” within the meaning of section 414(p) of the Code (if section 414 (p) applied to the Plan), (b) the domestic relations order does not attempt to give the alternate payee any right to any asset of the Company, (c) the domestic relations order does not attempt to give the alternate payee any right to receive payments under the Plan at a time or in an amount that the Participant could not receive under the Plan, and (d) the amount of the Participant’s benefits under the Plan are reduced to reflect any payments made or due the alternate payee.

7.3.	No Employment Rights.

No provisions of the Plan and no action taken by the Company, the Board of Directors, the Compensation Committee, or the Administrative Committee will give any person any right to be retained in the employ of the Company, and the Company specifically reserves the right and power to dismiss or discharge any Participant for any reason or no reason and at any time.

7.4.	Withholding and Tax Liabilities.

The amount of any withholdings required to be made by any government or government agency will be deducted from benefits paid under the Plan to the extent deemed necessary by the Administrative Committee. In addition, the Participant will bear the cost of any taxes not withheld on benefits provided under the Plan, regardless of whether withholding is required, except as provided in Section 4.5 (relating to Gross-Up Payments).

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SECTION 8.      ADMINISTRATION, INTERPRETATION, AND MODIFICATION OF PLAN

8.1.	Plan Administrator.

The Administrative Committee will administer the Plan.

8.2.	Powers of the Administrator.

The Administrative Committee powers include, but are not limited to, the power to adopt rules consistent with the Plan; the power to decide all questions relating to the interpretation of the terms and provisions of the Plan; and the power to resolve all other questions arising under the Plan (including, without limitation, the power to remedy possible ambiguities, inconsistencies, or omissions by a general rule or particular decision). The Administrative Committee has full discretionary authority to exercise each of the foregoing powers.

8.3.	Finality of Committee Determinations.

Determinations by the Administrative Committee and any interpretation, rule, or decision adopted by the Administrative Committee under the Plan or in carrying out or administering the Plan will be final and binding for all purposes and upon all interested persons, their heirs, and their personal representatives.

8.4.	Incapacity.

If the Administrative Committee determines that any Participant entitled to benefits under the Plan is unable to care for his or her affairs because of illness or accident, any payment due (unless a duly qualified guardian or other legal representative has been appointed) may be paid for the benefit of such Participant to his or her spouse, parent, brother, sister, or other party deemed by the Administrative Committee to have incurred expenses for such Participant. If a Participant dies after having a Qualifying Termination, any payment of the Participant's Severance Benefit remaining due to the Participant will be paid to the Participant's estate at the time such payment would otherwise be paid to the Participant but no later than 90 days after the Participant's death.

8.5.	Amendment, Suspension, and Termination.

The Board of Directors has the right by written resolution to amend, suspend, or terminate the Plan at any time, except, with respect to a Participant, as provided under the Participant’s Participation Agreement. However, no amendment, suspension, or termination that reduces the benefits to which a Participant is entitled under the Plan will apply to an employee who already is a Participant in the Plan without his or her express written consent if such amendment, suspension, or termination occurs less than one year before, or within the two-year period following, a Change in Control. Notwithstanding the foregoing, the Board of Directors may amend the Plan at any time to comply with Section 409A.

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8.6.	Power to Delegate Authority.

The Board of Directors and the Administrative Committee may, in their sole discretion, delegate to any person or persons all or part of its authority and responsibility under the Plan, including, without limitation, the authority to amend the Plan.

8.7.	Headings.

The headings used in this document are for convenience of reference only and may not be given any weight in interpreting any provision of the Plan.

8.8.	Severability.

If an arbitrator or court of competent jurisdiction determines that any term, provision, or portion of this Plan is void, illegal, or unenforceable, the other terms, provisions, and portions of this Plan will remain in full force and effect, and the terms, provisions, and portions that are determined to be void, illegal, or unenforceable will either be limited so that they will remain in effect to the extent permissible by law, or such arbitrator or court will substitute, to the extent enforceable, provisions similar thereto or other provisions, so as to provide to the Company, to the fullest extent permitted by applicable law, the benefits intended by this Plan.

8.9.	Governing Law.

The Plan will be construed, administered, and regulated in accordance with the laws of Michigan (excluding any conflicts or choice of law rule or principle), except to the extent that those laws are preempted by federal law.

8.10.	Complete Statement of Plan.

This Plan contains a complete statement of its terms. The Plan may be amended, suspended, or terminated only in writing and then only as provided in Section 8.5 or 8.6. A Participant’s right to any benefit of a type provided under the Plan will be determined solely in accordance with the terms of the Plan. No other evidence, whether written or oral, will be taken into account in interpreting the provisions of the Plan. Notwithstanding the preceding provisions of this Section 8.10, for purposes of determining benefits with respect to a Participant, this Plan will be deemed to include (a) the provisions of any Participation Agreement executed in accordance with Section 3.2, and (b) the provisions of any other written agreement between the Company and the Participant to the extent such other agreement explicitly provides for the incorporation of some or all of its terms into this Plan.

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SECTION 9.      CLAIMS AND APPEALS

9.1.	Application of Claims and Appeals Procedures.
(a)

The provisions of this Section 9 will apply to any claim for a benefit under the Plan, regardless of the basis asserted for the claim and regardless of when the act or omission upon which the claim is based occurred.

(b)

No claim for non-payment or underpayment of benefits allegedly owed under the Plan may be filed in court until the claimant has exhausted the claims review procedures established in accordance with this Section 9.

9.2.	Initial Claims.
(a)

Any claim for benefits will be in writing (which may be electronic if permitted by the Administrative Committee) and will be delivered to a claims administrator designated in writing by the Administrative Committee

(b)

Each claim for benefits will be decided by the claims administrator or the Administrative Committee (as determined by the Administrative Committee) within a reasonable period of time, but not later than 90 days after such claim is received by the claims administrator (without regard to whether the claim submission includes sufficient information to make a determination), unless the claims administrator or the Administrative Committee determines that special circumstances require an extension of time for processing the claim. If the claims administrator or the Administrative Committee determines that an extension of time for processing is required, the claims administrator or the Administrative Committee will notify the claimant in writing before the end of the initial 90-day period of the circumstances requiring an extension of time and the date by which a decision is expected.

(c)

If any claim is denied in whole or in part, the claims administrator or the Administrative Committee will provide to the claimant a written decision, issued by the end of the period prescribed by subsection (b), above, that includes the following information:

(1)	The specific reason or reasons for denial of the claim;

(2)       References to the specific Plan provisions upon which such denial is based;

(3)       A description of any additional material or information necessary to perfect the claim, and an explanation of why such material or information is necessary;

(4)       An explanation of the appeal procedures Plan’s and the applicable time limits; and

(5)       A statement of the claimant’s right to bring a civil action under section 502(a) of ERISA, if his or her claim is denied upon review.

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9.3.	Appeals.
(a)

If a claim for benefits is denied in whole or in part, the claimant may appeal the denial to the Administrative Committee. Such appeal will be in writing (which may be electronic, if permitted by the Administrative Committee), may include any written comments, documents, records, or other information relating to the claim for benefits, and will be delivered to the Administrative Committee within 60 days after the claimant receives written notice that his or her claim has been denied.

(b)

The Administrative Committee will decide each appeal within a reasonable period of time, but not later than 60 days after such claim is received by the Administrative Committee, unless the Administrative Committee determines that special circumstances require an extension of time for processing the appeal.

(1)       If the Administrative Committee determines that an extension of time for processing is required, the Administrative Committee will notify the claimant in writing before the end of the initial 60-day period of the circumstances requiring an extension of time and the date by which the claims administrator expects to render a decision.

(2)       If an extension of time pursuant to paragraph (1), above, is due to a claimant’s failure to submit information necessary to decide the appeal, the period for deciding the appeal will be tolled from the date on which the notification of extension is sent to the claimant until the date on which the claimant responds to the request for additional information.

(c)

In connection with any appeal, a claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to his or her claim for benefits. A document, record, or other information will be considered relevant to a claim for benefits if such document, record, or other information:

(1)	Was relied upon in making the benefit determination;

(2)       Was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; or

(3)       Demonstrates compliance with processes and safeguards designed to ensure and to verify that the benefit determination was made in accordance with the terms of the Plan and that such terms of the Plan have been applied consistently with respect to similarly situated claimants.

(d)

The Administrative Committee review on appeal will take into account all comments, documents, records and other information submitted by the claimant, without regard to whether such information was considered in the initial benefit determination.

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(e)

If any appeal is denied in whole or in part, the Administrative Committee will provide to the claimant a written decision, issued by the end of the period prescribed by subsection (b), above, that includes the following information:

(1)	The specific reason or reasons for the decision;

(2)       References to the specific Plan provisions upon which the decision is based;

(3)       An explanation of the claimant’s right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to his or her claim for benefits (as determined pursuant to subsection (c), above); and

(4)       A statement of the claimant’s right to bring a civil action under section 502(a) of ERISA.

9.4.	Other Rules and Rights Regarding Claims and Appeals.
(a)

A claimant may authorize a representative to pursue any claim or appeal on his or her behalf. The Administrative Committee may establish reasonable procedures for verifying that any representative has in fact been authorized to act on his or her behalf.

(b)

Notwithstanding the deadlines prescribed by this 9.4, the Administrative Committee and any claimant may agree to a longer period for deciding a claim or appeal or for filing an appeal, provided that the Administrative Committee will not extend any deadline for filing an appeal unless imposition of the deadline prescribed by Section 9.3(a) would be unreasonable under the applicable circumstances.

9.5.	Interpretation.

The provisions of this Section 9 are intended to comply with section 503 of ERISA and will be administered and interpreted in a manner consistent with such intent.

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EXHIBIT A

DRAFT RELEASE

In consideration of the benefits I am entitled to receive under the Energy Conversion Devices, Inc. Executive Severance Plan (the “Plan”), I, [employee name], on behalf of myself, and on behalf of my heirs, successors and assigns, hereby agree to release Energy Conversion Devices, Inc. (the “Company”), all of its past, present and future subsidiaries, affiliates, directors, officers, employees; and all of its and their respective heirs, successors, and assigns (the “Released Parties”) from any and all claims, demands, actions, and liabilities that I might otherwise have asserted arising out of my employment with the Company, including the termination of that employment.

I also promise not to sue the Company or any of the Released Parties based, in whole or in part, on any claims relating to my employment with the Company or the termination of that employment. However, I am not releasing my rights, if any, under the Plan or any qualified employee retirement plan, nor am I releasing any rights or claims that may arise after the date on which I sign this Release. Those rights, and only those rights, survive unaffected by this Release.

I understand that as a consequence of my signing this Release I am giving up, with respect to my employment and the termination of that employment, any and all rights I might otherwise have under (1) the Age Discrimination in Employment Act of 1967, as amended; (2) and all other federal, state or municipal laws prohibiting discrimination in employment on the basis of sex, race, national origin, religion, age, handicap or other invidious factor; and (3) any and all theories of contract or tort law, whether based on common law or otherwise.

I acknowledge and agree that:

1.	The benefits I am receiving under the Plan constitute consideration over and above any benefits that I might be entitled to receive without executing this Release.
2.	The Company advised me in writing to consult with an attorney prior to executing a copy of the Plan document and the Release.
3.	I was given a period of at least 21 days within which to consider the Plan and the Release.
4.	The Company has advised me of my statutory right to revoke my acceptance of the terms of the Plan and this Release at any time within seven (7) days of my signing of this Release.
5.	I remain subject to and will continue to comply with the restrictive covenants set forth in Section 5 of the Plan.
6.

I warrant and represent that my decision to accept the Plan (including this Release) was (a) entirely voluntary on my part; (b) not made in reliance on any inducement, promise or representation, whether express or implied, other than the inducements, representations and promises expressly set forth in the Plan or in the Release; and (c) did not result from any threats or other coercive activities to induce acceptance of the Plan or Release.

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In the event I decide to exercise my right to revoke within seven (7) days of my acceptance of this Release, I warrant and represent that I will do the following: (1) notify the Company in writing of my intent to revoke my agreement, and (2) simultaneously return in full the consideration received from the Company under the Plan. I acknowledge that, if I revoke this Release during the revocation period, I will not be entitled to the benefits under the Plan.

I further warrant and represent that I fully understand and appreciate the consequence of my signing this Release.

IN WITNESS WHEREOF, I hereby acknowledge receipt of consideration and execute the foregoing agreement at ___, this ____ day of ____________, 20__.

_______________________________

[name of employee]

Witnessed by _______________ on this _____ day of ____________, 20_.

_______________________________

WITNESS

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